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                                  EXHIBIT 5.1
                               September 8, 2000

BSQUARE Corporation
3150 139th Ave SE, Suite 500
Bellevue, WA 98005

Ladies and Gentlemen:

     We have acted as counsel to you, BSQUARE Corporation, a Washington corporation (the "Company"), in connection with the registration for resale of up to 635,486 shares of the Company's Common Stock (the "Shares") as described in the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding (among other things) the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          SUMMIT LAW GROUP, PLLC